Exhibit 99.1

deCODE genetics Announces Full-year 2008 Financial Results

Reykjavik, ICELAND, March 31, 2009 – deCODE genetics (Nasdaq:DCGN) today announced its consolidated financial results for the quarter and year ended December 31, 2008. A conference call to discuss the year’s results and recent developments in the company’s business will be webcast live tomorrow, Wednesday, April 1, at 8:00am Eastern Daylight Time/12 noon GMT/1pm British Summer Time (details below).

At December 31, 2008, the company had liquid funds available for operating activities, comprised of cash and cash equivalents together with current investments, of $3.7 million, compared to $64.2 million at December 31, 2007. In early 2009 the company sold its auction rate securities (ARS) for $11.0 million in cash which the company has been using to finance its operating activities. The company believes it has sufficient resources to sustain operations only into the second quarter of this year.

“deCODE has employed its capabilities in medicinal chemistry, structural biology and human genetics to develop a unique portfolio of products and intellectual property with significant commercial potential. However we need to obtain additional funds both to continue operations in the near term and to capture the longer term value of our products. To address this need, the management team and the Board have been focused on pursuing several alternatives that have emerged from the strategic review we began a few months back. We are presently engaged in negotiations on opportunities including the sale of business units and therapeutic programs; licensing agreements for certain of our diagnostics tests; entering large-scale genome sequencing collaborations; restructuring our debt; and obtaining new equity financing. We are committed to advancing deCODE’s work and to realizing the potential of our products. We are actively seeking the resources we require to ensure that we are able to do so,” said Kari Stefansson, CEO of deCODE.

Net loss for the year ended December 31, 2008 was $80.9 million, compared to $95.5 million for the full year 2007. Basic and diluted net loss per share was $1.32 for the full year 2008, compared to $1.57 for the full year 2007. At the close of 2008, the company had approximately 61.8 million shares outstanding.

Revenue for the year ended December 31, 2008 was $58.1 million, versus $40.4 million for the full year 2007. At December 31, 2008, the company had $12.0 million in deferred revenue, which will be recognized over future reporting periods.

Research and development expense for proprietary programs was $30.7 million for the full year 2008, compared to $53.8 million for the full year 2007. Selling, general and administrative expenses for the full year 2008 were $28.3 million, compared to $27.1 million for 2007.

Fourth quarter 2008 results

Revenue for the quarter ended December 31, 2008 was $16.1 million, compared to $13.3 million for the fourth quarter 2007. Net loss for the fourth quarter 2008 was $18.0 million, compared to $32.4 million for the same period a year ago. In the 2008 and 2007 periods, $ 5.5 and $7.8 million of the respective net loss figures were due to ARS-related impairment charges. Research and development expense for proprietary programs was $4.5 million for the fourth quarter 2008 versus $12.6 million for the same period in 2007. For the fourth quarter 2008, selling, general and administrative expenses were $7.3 million versus $7.7 million for the fourth quarter 2007.

Operating highlights over the past year include:

Product Development

•                  Therapeutics.

•                  DG071. In October deCODE filed an investigational new drug (IND) application for DG071, a novel small-molecule modulator of phosphodiesterase 4 (PDE4), being developed for Alzheimer’s and other cognitive disorders. deCODE employed its capabilities in structural biology to identify a novel binding site for allosteric modulators in the PDE4 regulatory domain, with the result that DG071 does not appear to cause the side effects seen with first and second generation PDE4 inhibitors. In animal models, DG071 has been shown to significantly improve learning and long- and short-term memory at doses that offer a wide margin for safety and tolerability. The company’s work in PDE4 modulators also provides a platform for advancing compounds for several other indications.

•                  DG041. DG041 is the company’s first-in-class antagonist of the EP3 receptor for prostaglandin E2, being developed as a next-generation oral anti-platelet therapy for preventing arterial thrombosis without increasing bleeding risk. A Phase II clinical pharmacology study completed last year compared the effects on platelet activation and bleeding time of DG041 alone and in combination with the mainstays of current anti-platelet treatment, Plavix™ (clopidogrel) and aspirin. The results confirm previous clinical findings that DG041 inhibits platelet aggregation without increasing bleeding time as monotherapy, and further demonstrate that in combination with clopidogrel alone, as well as with clopidogrel and aspirin, DG041 provides additional antiplatelet effect without prolonging bleeding time. deCODE is seeking strategic partners for advancing the clinical development of DG041.

•                  DG051. In clinical studies in healthy volunteers, DG051 has been shown to reduce the production of the pro-inflammatory molecule leukotriene B4 (LTB4) in a dose-dependent manner. The results of a double-blind, placebo-controlled Phase IIa study announced last year confirmed that DG051 also delivers significant dose-dependent reductions in LTB4 in patients with a history of heart attack or coronary artery disease and who were taking a variety of concomitant medications. The pharmacokinetic and safety profiles of the compound were favorable and there were no serious adverse events in the study. The company has been engaged in discussions with potential partners for the further development of DG051.

•                  deCODE diagnostics. In 2008 deCODE continued to build its portfolio of DNA-based reference laboratory tests for assessing individual risk of common diseases. These pioneering tests are built upon deCODE’s discovery of high-impact genetic risk factors for a growing number of major public health challenges and the company’s intellectual property based upon these discoveries. These tests are among the first commercially available and scientifically validated tools for personalized medicine, providing a new means for measuring individual risk of a growing number of major public health challenges and of optimizing prevention and early detection strategies. In 2008 deCODE complemented its existing tests for measuring risk of type 2 diabetes, atrial fibrillation and stroke, and heart attack, with the launch of three new tests. deCODE Glaucoma™ measures risk for exfoliation glaucoma, deCODE ProstateCancer™ assesses genetic risk factors for prostate cancer, and deCODE BreastCancer™ is the first genetic risk test for assessing individual susceptibility to the common forms of breast cancer.

•                  deCODEme™ personal genome scans. Having launched the era of the retail genome scan in 2007, deCODEme™ has kept its subscribers in the forefront of human genetics with dozens of updates on new findings as well as improved web interfaces and ancestry analysis. Two months ago deCODEme™ also launched the first focused genetic scans for assessing personal risk of several major cardiovascular diseases and common cancers. These scans offer a targeted snapshot of disease risk in two areas that may be of specific interest to subscribers, with deCODE quality science and analysis at a modest price. deCODEme Cardio™ detects genetic risk factors for heart attack, stroke and atrial fibrillation, two types of aneurysm and venous thromboembolism. deCODEme Cancer™ measures genetic risk factors for prostate, lung, bladder, skin and colorectal cancers, as well as the common form of breast cancer.

•                  Gene and diagnostic target discovery. Over the past year deCODE has solidified its global leadership in the discovery of major genetic risk factors for common diseases and swiftly folded its findings into its growing range of genetic tests. The company’s breakthroughs since the beginning of 2008 in the genetic causes of breast cancer and prostate cancer were integrated into the company’s reference laboratory tests for these conditions. Key new genetic risk factors for bladder cancer, skin cancer and thyroid cancer, and for lung cancer and nicotine dependence, are elements in the deCODEme Cancer™ scan. New genetic markers for risk of abdominal aortic and intracranial aneurysm and heart attack have been added to the company’s well-established heart attack and atrial fibrillation/stroke markers in the deCODE MI™ test and the deCODEme Cardio™ scan. All of these discoveries, along with others in bone mineral density and osteoporosis, obesity, schizophrenia, essential tremor, and asthma, have provided an unrivalled series of replicated and validated updates for subscribers of deCODEme™.

Finance

•                  Cash position and ARS. At December 31, 2008, the company had liquid funds available for operating activities, comprised of cash and cash equivalents of $3.7 million, out of a total of $21.9 million in cash and investments including cash, cash equivalents, restricted investments and cash equivalents, and non-current, illiquid investments in ARS. In January 2009 deCODE obtained an additional $11.0 million in cash for operating activities through an agreement with NBI, an Icelandic financial institution, pursuant to which NBI has purchased deCODE’s auction rate securities for an aggregate price of $11 million. Pursuant to the agreement, deCODE has the call option to require NBI to sell the securities back to the company at any time until January 1, 2010. NBI has the put option to require deCODE to repurchase the securities following the sale of certain other deCODE assets, or if not previously repurchased, on or before December 31, 2009.

•                  Going concern. deCODE’s Annual Report on Form 10-K for the full year 2008, filed today with the Securities and Exchange Commission, includes an audit report from the company’s independent registered public accounting firm that contains an emphasis of matter paragraph relating to the company’s ability to continue as a going concern. The emphasis paragraph notes that deCODE’s planned operations require immediate additional liquidity which may not be available, raising substantial doubt about the company’s ability to continue as a going concern.

•                  Nasdaq listing transfer. On February 4, the listing of deCODE’s common stock was transferred from the Nasdaq Global Market to the Nasdaq Capital Market, one of the three market tier designations for Nasdaq-listed stock. The transfer was determined by the Nasdaq Listing Qualifications Panel following deCODE’s hearing before the Panel on December 18, 2008, regarding its non-compliance with Nasdaq Marketplace Rule 4450(b)(1)(A), which relates to the minimum market value of listed shares. The company’s continued listing on the Nasdaq Capital Market is contingent upon successful completion by April 29, 2009, of a review process and the evidencing of compliance with all the requirements for continued listing on the Nasdaq Capital Market.

About deCODE

deCODE is a bio-pharmaceutical company developing drugs and DNA-based tests to improve the treatment, diagnosis and prevention of common diseases. Its lead therapeutic programs, which leverage the company’s expertise in chemistry and structural biology, include DG041, an antiplatelet compound being developed for the prevention of arterial thrombosis; DG051 and DG031, compounds targeting the leukotriene pathway for the prevention of heart attack; and DG071 and a platform for other PDE4 modulators with therapeutic applications in Alzheimer’s disease and other conditions. deCODE is a global leader in human genetics, and has identified key variations in the genome (SNPs) conferring increased risk of major public health challenges from cardiovascular disease to cancer. Based upon these discoveries deCODE has brought to market a growing range of DNA-based tests for gauging risk and empowering prevention of common diseases. Through its CLIA-registered laboratory, deCODE is offers deCODE T2™ for type 2 diabetes; deCODE AF™ for atrial fibrillation and stroke; deCODE MI™ for heart attack; deCODE ProstateCancer™ for prostate cancer; deCODE Glaucoma™ for a major type of glaucoma; and deCODE BreastCancer, for the common forms of breast cancer. deCODE is delivering on the promise of the new genetics.SM Visit us on the web at www.decode.com; on our diagnostics site at www.decodediagnostics.com; for our pioneering personal genome analysis service and new focused disease scans, integrating the genetic variants included in these tests and those linked to another twenty common diseases, as well as for our new deCODEme Cardio™ and deCODEme Cancer™, at www.decodeme.com; and on our blog at www.decodeyou.com.

Conference Call Information

A conference call, during which deCODE CEO Kari Stefansson and CFO Lance Thibault will discuss the past year’s financial results and operating highlights, will be webcast tomorrow, Wednesday, April 1, at 8:00am EDT/12 noon GMT/1pm BST. The webcast can be accessed via the Investors section of deCODE’s website, www.decode.com, or through www.earnings.com. A replay of the call will be available on these websites for at least one week following the call. A digitized telephone replay of the call can be accessed for the week following the call by dialing 1 800 475 6701 from the US, or +1 320 365 3844 from outside the US. The access code is 993815.

Condensed Consolidated Statements of Operations

	For the three months ended December 31,		For the full-year ended December 31,
	2008	2007	2008	2007
	in thousands, except per share amounts (unaudited)
Revenue	$16,113	$13,343	$58,095	$40,403
OPERATING EXPENSES
Cost of revenue	13,379	14,968	52,517	47,018
Research and development	4,457	12,552	30,726	53,825
Selling, general and administrative	7,300	7,744	28,318	27,139
Total operating expense	25,136	35,264	111,561	127,982

Operating loss	(9,023)	(21,921)	(53,466)	(87,579)
Interest income	500	1,386	2,489	6,541
Interest expense	(4,135)	(4,153)	(16,467)	(15,641)
Other non-operating income and (expense), net *	(5,370)	(7,737)	(13,503)	1,153

Net loss	$(18,028)	$(32,425)	$(80,947)	$(95,526)
Basic and diluted net loss per share:	$(0.29)	$(0.53)	$(1.32)	$(1.57)
Shares used in computing basic and diluted net loss per share	61,442	61,085	61,376	61,018

Condensed Consolidated Balance Sheet Data

	At December 31, 2008	At December 31, 2007
	in thousands (unaudited)
Cash and investments **	$21,922	$94,058
Total assets	75,137	156,208
Total liabilities	296,213	301,858
Total shareholders’ equity	(221,076)	(145,650)

* Other non-operating expense for the three-months ended December 31, 2008 and 2007 and the twelve-months ended December 31, 2009 principally reflect an unrealized loss resulting from the revaluation of the company’s non-current auction rate security investments. Other non-operating expense for the full year ended December 31, 2007 principally reflects the unrealized auction rate security loss offset by a litigation settlement.

** Cash and investments includes cash and cash equivalents, restricted cash and cash equivalents, investments and non-current investments.

Any statements contained in this presentation that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results, and the timing of events, to differ materially from those described in the forward-looking statements.  These risks and uncertainties include, among others, those relating to our ability to obtain financing and to form collaborative relationships, the effect of a potential delisting of our common stock from The Nasdaq Capital Market, uncertainty regarding potential future deterioration in the market for auction rate securities which could negatively affect our cash position and result in additional permanent impairment charges, our ability to develop and market diagnostic products, the level of third party reimbursement for our products, risks related to preclinical and clinical development of pharmaceutical products, including the identification of compounds and the completion of clinical trials, the effect of government regulation and the regulatory approval processes, market acceptance, our ability to obtain and protect intellectual property rights for our products, dependence on collaborative relationships, the effect of competitive products, industry trends and other risks identified in deCODE’s filings with the Securities and Exchange Commission, including, without limitation, the risk factors identified in our most recent Annual Report on Form 10-K and any updates to those risk factors filed from time to time in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.  deCODE undertakes no obligation to update or alter these forward-looking statements as a result of new information, future events or otherwise.